 Exhibit 23

To the Board of Directors of

DigiPath, Inc.

We consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Anton & Chia, LLP

Anton & Chia, LLP

Certified Public Accountants

Newport Beach, California

January 10, 2011